Exhibit 99.1


Company contacts:
Donald Rich, President & CEO
Randall Bambrough, Vice President of Finance & CFO
Castelle
408-496-0474



                      Castelle Names New President and CEO
               Donald Rich chosen after extensive executive search


Santa Clara, CA, November 24, 1998 - Castelle (NASDAQ: CSTL), a leader in specialized network servers, announced today that Donald L. Rich has been appointed president and chief executive officer. Arthur H. Bruno will remain as chairman and Jerome J. Burke will serve as executive vice president after filling the role of president for the past several months while an executive search had been underway.

"Our Board of Directors has selected and endorsed Mr. Rich as the individual who can take Castelle to the next level," said Mr. Burke. "We are particularly impressed with his experience and software background, which are expected to help Castelle leverage its current product line and technology obtained in recent acquisitions into a successful market strategy."

Mr. Rich brings more than 25 years of leadership experience from a successful career that was launched at International Business Machines Corporation ("IBM") where he held sales, marketing and financial management positions. His most recent role was president and chief executive officer at Talarian Corporation of Mountain View, California where he raised funding, turned around the business, repositioned the company into new market opportunities, and achieved a track record of seven consecutive quarters of profitability. In addition, he has held various executive positions including vice president marketing and sales at Integrated Systems, Inc., contributing to its successful Initial Public Offering. Mr. Rich holds a BS in Mechanical Engineering from Purdue University and an MBA from Stanford Business School.

"According to International Data Corporation, the U.S. fax server market will grow from $480 million in 1998 to $1.1 billion in the year 2001, a 32% compounded annual growth rate, " stated Mr. Rich. "Castelle has a unique position in the marketplace. New enhancements to the current product line and recent acquisitions combined with a strong VAR channel now provide a complete fax server solution. I look forward to the opportunity to expand Castelle's business. "

Castelle, founded in 1987, develops and markets specialized network servers for increased productivity in workgroups and the enterprise. The company recently announced its acquisition of Object-Fax from Traffic Software, a leading provider of high-end fax server solutions for medium to large enterprise networks. Castelle products, available through a worldwide network of distributors, include: network/Internet fax servers, fax/email on demand and network/Internet print servers. The company, publicly traded on the over-the-counter market under the NASDAQ symbol CSTL, is headquartered in Santa Clara, California. For more information, call 800-289-7555, 408-496-0474 or visit www.castelle.com.

Except for the historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties, including timely development, acceptance and pricing of new products and general economic conditions as they affect the Company's customers, as well as the other risks detailed from time to time in the Company's Securities Exchange Commission reports, including the report on form 10-K for the year ended Dec. 31, 1997.

                                            ###



Nasdaq Information
Stock Symbol:  CSTL
Nature of the release:  Hiring of new CEO
Contact names:  Donald Rich and Randall Bambrough
Time release is scheduled to go out:  After 3:00 pm (PST)
Phone number: (408)  496-0474



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